Exhibit 4.7

OWENS CORNING

FIFTH SUPPLEMENTAL INDENTURE
FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 3, 2016, among Owens Corning Mineral Wool, LLC, a Delaware limited liability company, Owens Corning Non-Woven Technology, LLC, a Delaware limited liability company, Owens Corning Technical Fabrics, LLC, a Delaware limited liability company, Thermafiber, Inc., a Delaware corporation, and InterWrap Corp., an Oregon corporation (each a “Guaranteeing Subsidiary” and, together, the “Guaranteeing Subsidiaries”), subsidiaries of Owens Corning, a Delaware corporation (the “Company”), the Company and Wells Fargo Bank, National Association, as successor trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered an indenture (the “Indenture”), dated as of October 31, 2006, providing for the issuance of the 7.00% Senior Notes due 2036 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);
WHEREAS, each Guaranteeing Subsidiary, concurrently with the execution of this Supplemental Indenture, will guarantee the Company’s Obligations under the Credit Agreement; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.
3.NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
4.NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the

Indenture, as amended and supplemented by this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Owens Corning Mineral Wool, LLC
Owens Corning Non-Woven Technology, LLC
Owens Corning Technical Fabrics, LLC
Thermafiber, Inc.
InterWrap Corp.

By:        /s/ Brad Lazorka
Name:    Brad Lazorka
Title:    Authorized Representative

Owens Corning

By:        /s/ Michael C. McMurray
Name:    Michael C. McMurray
Title:    Senior Vice President and Chief Financial Officer

By:        /s/ Brad Lazorka
Name:    Brad Lazorka
Title:    Vice President, Treasurer

Wells Fargo Bank, National Association,
as Trustee
By:        /s/ Julius R. Zamora
Name:     Julius R. Zamora
Title:    Vice President

NOTATION OF GUARANTEE
For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of October 31, 2006 (as supplemented by the First Supplemental Indenture dated as of April 13, 2007, the Second Supplemental Indenture dated as of December 12, 2007, the Third Supplemental Indenture dated as of April 24, 2008, the Fourth Supplemental Indenture dated as of May 26, 2010 and the Fifth Supplemental Indenture dated as of October 3, 2016, the “Indenture”) among Owens Corning, (the “Company”), the Guarantors party thereto and Wells Fargo Bank, National Association, as successor trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium and Liquidated Damages, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.
Capitalized terms used but not defined herein have the meanings given to them in the Indenture.
[Remainder of Page Intentionally Left Blank]Notation of Guarantee - Fifth Supplemental Indenture
NAI-1502128236v4

Owens Corning Mineral Wool, LLC
Owens Corning Non-Woven Technology, LLC
Owens Corning Technical Fabrics, LLC
Thermafiber, Inc.
InterWrap Corp.

By:        /s/ Brad Lazorka
Name:    Brad Lazorka
Title:    Authorized Representative